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     [LOGO]        PHL VARIABLE INSURANCE COMPANY
                   A Stock Company

GUARANTEED MINIMUM WITHDRAWAL BENEFIT RIDER

This rider is a part of the contract to which it is attached in consideration of the application, if any, and the charges as shown in the Rider
Specifications below. Except as stated in this rider, it is subject to all of the provisions contained in the contract. This rider takes effect on the Rider Date.

                             RIDER SPECIFICATIONS

Contract Number:                    [V1111111]
Covered Person:                     [John Doe]
Covered Person Date of Birth:       [January 1, 1955]
[Covered Person:                    [Robert Doe]]
[Covered Person Date of Birth:      [February 1, 1950]]
[Covered Person:                    [Charles Smith]]
[Covered Person Date of Birth:      [January 15, 1950]]
Rider Date:                         [February 1, 2008]
GMWB Option:                        [Single Life Option]
Rider Fee Percentage:               [1.00%]
Inception Period:                   [90 day period following the Rider Date]
Automatic Step-Up Date:             [Every Contract Anniversary after the
                                    Rider Date]
Maximum Rider Fee Percentage:       [3.00%]
Annual Benefit Percentage:          [5%]
Benefit Eligibility Date:           [February 1, 2015]
Initial Benefit Base on Rider Date: [$100,000.00]
Maximum Benefit Base:               [$5,000,000]
Maximum Advisor Fee Percentage:     [1.50%]
Maximum Advisor Fee:                Maximum Advisor Fee Percentage multiplied
                                    by the average of the Contract Values on the date each Advisor Fee is deducted in each Contract Year

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DEFINITIONS

The term "GMWB Options" means the Guaranteed Minimum Withdrawal Benefit options provided under this rider:

   Single Life Option

   Payments under Single Life Option cover only one life, and will continue until the first death of the Covered Person(s). Under Single Life Option, all Covered Persons must be living on the date we make the first payment.

   Spousal Life Option

   Payments under Spousal Life Option cover two spousal lives, and will continue until the last death of the Covered Persons. The requirements for Covered Persons must be satisfied in order to elect this option. Under Spousal Life Option, at least one of the Covered Persons must be living on the date we make the first payment.

The term "Covered Person(s)" means the person(s) whose life is used to determine the duration of the lifetime Annual Benefit Amount payment. Covered Person(s) must be natural person(s).

   For Single Life Option, Covered Person(s) can be one or more lives. If there is one natural person owner, the owner is the Covered Person. If there are multiple natural person owners, all owners are Covered Persons. If the owner is a non-natural person, all annuitants named in the contract become the Covered Persons. This rider terminates upon the first death of the Covered Person(s).

   For Spousal Life Option, Covered Persons must be two legal spouses under Federal Law. If there is one natural person owner, the owner and the owner's spouse must be the Covered Persons. The spouse must be the sole beneficiary. If there are two spousal owners, the Covered Persons are the spousal owners, and they must both be the beneficiaries. If there are multiple non-spousal owners, or if the owner is a non-natural person, Spousal Life Option is not allowed. This rider terminates upon the last death of the Covered Persons. If the spouses divorce after the rider is issued, the Covered Persons will remain the same and the rider will continue until the first death of the Covered Persons.

The term "Benefit Eligibility Date" means the date your lifetime Annual Benefit Amount becomes available to you subject to your elected GMWB Option:

   For Single Life Option, it is the later of the Rider Date and the Contract Anniversary on or following the date the youngest Covered Person attains age [60], and

   For Spousal Life Option, it is the later of the Rider Date and the Contract Anniversary on or following the date the youngest Covered Person attains age [65]. If either spouse dies prior to the Benefit Eligibility Date, the Benefit Eligibility Date will be reset to be the later of the Contract Anniversary following the spouse's date of death, and the Contract Anniversary on or following the date the surviving spouse attains age [65].

The term "Advisor Fee" means any fee charged by any financial advisor you hire that is deducted from the Contract Value.

The term "Rider Date" means the date this rider becomes effective.

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Overview

This rider provides for a Guaranteed Minimum Withdrawal Benefit ("GMWB") prior to the Annuity Date. This benefit guarantees that each Contract Year after the Benefit Eligibility Date, you may receive withdrawals up to the Annual Benefit Amount for the life of the Covered Person(s) subject to the terms and conditions of this rider.

Investment Restrictions

We may require that the entire Contract Value be invested in accordance with an approved asset allocation or strategic program. We reserve the right to restrict availability of the investment options in which you can invest. Transfers to reallocate the Contract Value in order to comply with such restrictions will not count toward the annual transfer limit under the terms of your contract. Failure to meet these restrictions will result in the termination of this rider without value.

Withdrawals

Any Subscription Fee, Transaction Fees, and Transfer Fees, as described in the contract, and the Rider Fee, will not be considered withdrawals for purposes of calculating the values under this rider. Furthermore, cumulative advisor fees in any Contract Year, up to the Maximum Advisor Fee, as shown in the Rider Specifications, will not be considered withdrawals for purposes of calculating the values under this rider. Cumulative advisor fees in any Contract Year, in excess of the Maximum Advisor Fee, or any other fees or charges will be considered withdrawals for purposes of calculating the values under this rider.

Benefit Base

We determine the Benefit Base. The Benefit Base is used in calculating the Annual Benefit Amount. On the Rider Date, the Benefit Base is equal to the Contract Value. Thereafter, the Benefit Base is recalculated whenever any of the following events occur, but in no event will the Benefit Base be greater than the Maximum Benefit Base as shown in the Rider Specifications.

   Subsequent Purchase Payments during the Inception Period

   Upon receipt of a Purchase Payment during the Inception Period, the Benefit Base will increase by the amount of the Purchase Payment. Purchase Payments made after the Inception Period will not affect the Benefit Base.

   Automatic Step-Up

   On each Automatic Step-Up Date, as shown in the Rider Specifications, we will compare the Contract Value to the Benefit Base. If the Contract Value is greater than the Benefit Base, we will automatically step-up the Benefit Base to equal the Contract Value, subject to the Maximum Benefit Base. If, however, the Automatic Step-Up has been suspended as described in the rider fee section, no Automatic Step-Up will occur.

   Withdrawals Prior to Benefit Eligibility Date

   Prior to the Benefit Eligibility Date, any withdrawal, including withdrawals taken to meet Required Minimum Distributions, will reduce the Benefit Base in the same proportion as the Contract Value is reduced.

   Withdrawals On or After Benefit Eligibility Date

   If withdrawals are made from the Contract Value on or after the Benefit Eligibility Date, the Benefit Base may be reduced, depending on the amount of the withdrawal.

      . If cumulative withdrawals in any Contract Year are less than or equal to the Annual Benefit Amount then in effect, the Benefit Base will not be reduced.

      . If a withdrawal causes the cumulative withdrawals during a Contract Year to exceed the Annual Benefit Amount, the amount withdrawn in excess of the Annual Benefit Amount and any subsequent withdrawals in that Contract Year are all considered excess withdrawals. Each excess withdrawal will reduce the Benefit Base in the same proportion as the Contract Value is reduced by the excess withdrawal.

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      .   Withdrawals taken to meet Required Minimum Distributions with respect to this specific contract will be deemed to be within the Annual Benefit Amount and will not cause the Benefit Base to be reduced.

   Required Minimum Distribution means the amount defined by the Internal Revenue Code as the minimum distribution requirement that applies to this Contract only.

Annual Benefit Amount

If your Contract Value is greater than zero, the Annual Benefit Amount represents the maximum amount you can withdraw each Contract Year after the Benefit Eligibility Date without reducing the Benefit Base. If your Contract Value decreases to zero, the Annual Benefit Amount represents the annual lifetime amount we will pay you under a GMWB Option.

Prior to the Benefit Eligibility Date, the Annual Benefit Amount is equal to zero. On the Benefit Eligibility Date, the Annual Benefit Amount is equal to the Annual Benefit Percentage, as shown in the Rider Specifications, multiplied by the Benefit Base. The Annual Benefit Amount is recalculated on the date of each Purchase Payment during the Inception Period, each Contract Anniversary following the Benefit Eligibility Date, and on the date the Contract Value decreases to zero. On the date of any recalculation, the Annual Benefit amount is equal to the Annual Benefit Percentage, as shown in the Rider Specifications, multiplied by the Benefit Base. The Annual Benefit Amount may never be less than zero.

Contract Value Decreases to Zero

On the date the Contract Value decreases to zero, the contract terminates and all rights under the contract and the rider terminate other than as described below. We will pay you an amount each year equal to the Annual Benefit Amount, until the first death of the Covered Person(s) for Single Life Option, or until the last death of the Covered Persons for the Spousal Life Option. We will automatically make monthly payments equal to one-twelfth of the Annual Benefit Amount. We may change the payment frequency to annual if the monthly payment would otherwise be less than our minimum payment requirement.

If the Contract Value decreases to zero before the Benefit Eligibility Date, we will calculate the Annual Benefit Amount. The new Annual Benefit Amount is equal to the Annual Benefit Percentage multiplied by the Benefit Base at the time the Contract Value decreases to zero. Monthly payments, however, will not commence until one month after the Benefit Eligibility Date.

If the Contract Value decreases to zero on or after Benefit Eligibility Date, monthly payments will commence one month after the Contract Value decreases to zero.

Rider Fee

After the Rider Date, the rider fee will be deducted from the Contract Value on each Contract Anniversary. The rider fee is equal to the Rider Fee Percentage, then in effect, multiplied by the greater of the Benefit Base and Contract Value. Unless we agree otherwise, the rider fee will be deducted proportionally from each investment option.

We may increase the Rider Fee Percentage but it will not exceed the Maximum Rider Fee Percentage as shown in the Rider Specifications. Should there be an increase in the Rider Fee Percentage, we will notify you at least 30 days prior to your Contract Anniversary. You can decline the increase by contacting us no later than 7 days prior to your Contract Anniversary. If you decline the fee increase, the Automatic Step-Up feature will be suspended immediately and your Rider Fee Percentage will remain unchanged. Once your Automatic Step-Up is suspended, you will no longer be eligible for future Automatic Step-Ups unless we receive your written request to reactivate it. After we receive your written request for reactivation, the Automatic Step-Up feature will resume on the following Contract Anniversary and the Rider Fee Percentage, then in effect, will apply.

If you surrender the contract on a date other than on the Contract Anniversary, we will deduct a proportional rider fee from the amount paid upon surrender.

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The rider fee will not be deducted after the Contract Value decreases to zero.

Cancellation

You may cancel this rider at anytime, in writing, in a form acceptable to us. Once cancelled, all rights and benefits under the rider terminate. We will assess the current year rider fee at the time of cancellation prorated by the time elapsed for the Contract Year. Past rider fees will not be refunded.

Termination of Rider

This rider will terminate without value on the occurrence of any of the following dates:

    1. the date of the first death of the Covered Person(s) for Single Life Option, or the date of the last death of the Covered Persons for Spousal Life Option;

    2. the date there is a change of owner or joint owner (or Covered Person if any owner is a non-natural person);

    3. the Annuity Date;

    4. the date the contract to which this rider is attached terminates;

    5. the date any investment restriction is violated;

    6. the date both the Contract Value and the Benefit Base decrease to zero;

    7. the date the Contract Owner(s) elects, in writing, to terminate the rider.

                        PHL Variable Insurance Company

                               /s/ John H. Beers
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                                  [Secretary]

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